Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Thomas Splaine (973) 924-5184
tsplaine@myinvestorsbank.com

Investors Bancorp, Inc. Announces Second Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - July 30, 2015 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $46.4 million and $88.3 million for the three and six months ended June 30, 2015, respectively compared to net income of $15.2 million and $49.6 million for the three and six months ended June 30, 2014. Basic and diluted earnings per share were $0.14 for the three months ended June 30, 2015 compared to basic and diluted earnings per share of $0.04 for the three months ended June 30, 2014. Basic and diluted earnings per share were $0.26 for the six months ended June 30, 2015 compared to $0.14 for the six months ended June 30, 2014.

Net income for the 2015 periods include a tax benefit of $1.2 million related to a second quarter change in New York city tax law. Excluding this item, net income for the three and six months ended would have been $45.2 million and $87.1 million, respectively. Net income for the 2014 periods include one-time expense items totaling $20.2 million, net of tax related to the Company's second step capital offering. Excluding these one-time items, net income for the three and six months ended would have been $35.4 million and $69.9 million, respectively. Basic and diluted earnings per share for the three and six months end June 30, 2014 would have been $0.10 and $0.20, respectively. (1)

Kevin Cummings, President and CEO commented, "We had a very strong quarter highlighted by record earnings of $46.4 million and total assets exceeding $20 billion. Our capital to total assets ratio has decreased to 17.01% at June 30, 2015 from 20.16% at June 30, 2014 as we continue to leverage our capital position through organic growth of the commercial loan portfolio and through stock repurchases."

The Company announced today that the Board of Directors declared a cash dividend of $0.05 per share to stockholders of record as of August 10, 2015 payable on August 25, 2015.

The following represents performance highlights and significant events that occurred during the period:

•	Total assets surpassed $20 billion as of June 30, 2015. This represents an increase of $1.26 billion, or 6.7% from $18.77 billion at December 31, 2014.

•
Net loans, excluding loans held for sale increased $588.2 million, or 4.0%, to $15.48 billion at June 30, 2015 from $14.89 billion at December 31, 2014. During the six months ended June 30, 2015, we originated $1.09 billion in multi-family loans, $429.2 million in commercial real estate loans, $309.5 million in commercial and industrial loans, $98.0 million in consumer and other loans and $18.7 million in construction loans.

•
Deposits increased by $700.5 million from $12.17 billion at December 31, 2014 to $12.87 billion at June 30, 2015. Core deposit accounts- savings, checking and money market- represent approximately 76% of total deposits as of June 30, 2015.

•
Net interest margin for the three months ended June 30, 2015 was 3.14%. This represents a four basis point decrease compared to the quarter ended March 31, 2015 and a decrease of 14 basis points compared to the quarter ended June 30, 2014.

•
In March 2015, the Company commenced its first stock repurchase plan for 5% of its outstanding shares of common stock, or approximately 18 million shares. This repurchase plan was completed in June 2015. The Company announced its second share repurchase program on June 9, 2015, which authorizes the repurchase of an additional 10% of the Company's outstanding shares of common stock or approximately 34 million shares which commenced upon the completion of the first repurchase plan.

•
On June 23, 2015 the compensation committee approved restricted stock and stock option grants to employees, officers and directors of the Company, pursuant to the Investors Bancorp, Inc. 2015 Equity Incentive Plan. An aggregate of 11,573,332 stock options and 6,849,832 shares of restricted stock were granted.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $17.4 million, or 10.6%, to $181.5 million for the three months ended June 30, 2015 from $164.1 million for the three months ended June 30, 2014. This increase is attributed to the average balance of interest-earning assets increasing $2.50 billion, or 15.3%, to $18.92 billion for the three months ended June 30, 2015 from $16.42 billion for the three months ended June 30, 2014 as a result of organic growth. This was partially offset by the weighted average yield on interest-earning assets decreasing 16 basis points to 3.84% for the three months ended June 30, 2015 compared to 4.00% for the three months ended June 30, 2014.

Interest income on loans increased by $16.0 million, or 10.7%, to $165.5 million for the three months ended June 30, 2015 from $149.5 million for the three months ended June 30, 2014 as a result of a $2.15 billion, or 16.0%, increase in the average balance of net loans to $15.64 billion for the three months ended June 30, 2015 from $13.49 billion for the three months ended June 30, 2014. The increase is primarily attributed to the average balance of multi-family loans, commercial real estate loans and commercial and industrial loans increasing $1.31 billion, $720.4 million and $408.0 million, partially offset by the average balance of residential loans decreasing $263.2 million for the three months ended June 30, 2015. The weighted average yield on net loans decreased 20 basis points to 4.23% for the three months ended June 30, 2015 from 4.43% for the three months ended June 30, 2014. The decrease in the weighted average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment. Prepayment penalties, which are included in interest income, increased to $5.6 million for the three months ended June 30, 2015 from $4.8 million for the three months ended June 30, 2014.

Interest income on all other interest-earning assets, excluding loans, increased by $1.5 million, or 10.0%, to $16.0 million for the three months ended June 30, 2015 from $14.5 million for the three months ended June 30, 2014. The increase is attributed to a $351.4 million increase in the average balance of all other interest-earning assets, excluding loans, to $3.28 billion for the three months ended June 30, 2015 from $2.93 billion for the three months ended June 30, 2014. This increase was partially offset by a 3 basis point decrease in the weighted average yield on interest-earning assets, excluding loans, to 1.95% for the three months ended June 30, 2015 compared to 1.98% for the three months ended June 30, 2014.

Total interest and dividend income increased by $34.0 million, or 10.5%, to $356.7 million for the six months ended June 30, 2015 from $322.7 million for the six months ended June 30, 2014. This increase is attributed to the average balance of interest-earning assets increasing $2.65 billion, or 16.7%, to $18.54 billion for the six months ended June 30, 2015 from $15.89 billion for the six months ended June 30, 2014. This was partially offset by the weighted average yield on interest-earning assets decreasing 21 basis points to 3.85% for the six months ended June 30, 2015 compared to 4.06% for the six months ended June 30, 2014.

Interest income on loans increased by $29.1 million, or 9.8%, to $324.6 million for the six months ended June 30, 2015 from $295.5 million for the six months ended June 30, 2014, reflecting a $1.99 billion, or 14.9%, increase in the average balance of net loans to $15.35 billion for the six months ended June 30, 2015 from $13.36 billion for the six months ended June 30, 2014. The increase is primarily attributed to the average balance of multi-family loans, commercial real estate loans and commercial and industrial loans increasing $1.18 billion, $679.9 million and $359.5 million, respectively, partially offset by the average balance of residential loans decreasing $188.6 million for the six months ended June 30, 2015. The weighted average yield on net loans decreased 20 basis points to 4.23% for the six months ended June 30, 2015 from 4.43% for the six months ended June 30, 2014. The decrease in the weighted average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment. Prepayment penalties, which are included in interest income, increased to $10.2 million for the six months ended June 30, 2015 from $8.9 million for the six months ended June 30, 2014.

Interest income on all other interest-earning assets, excluding loans, increased by $4.9 million, or 18.0%, to $32.1 million for the six months ended June 30, 2015 from $27.2 million for the six months ended June 30, 2014. The average balance of all other interest-earning assets, excluding loans, increased by $664.0 million to $3.19 billion for the six months ended June 30, 2015 from $2.53 billion for the six months ended June 30, 2014. This was partially offset by the weighted average yield on interest-earning assets, excluding loans, decreasing by 13 basis points to 2.01% for the six months ended June 30, 2015 compared to 2.14% for the six months ended June 30, 2014.

Interest Expense

Total interest expense increased by $3.7 million, or 12.5%, to $33.0 million for the three months ended June 30, 2015 from $29.3 million for the three months ended June 30, 2014. This increase is due to the average balance of total interest-bearing liabilities increasing by $2.02 billion, or 16.1%, to $14.57 billion for the three months ended June 30, 2015 from $12.55 billion for the three months ended June 30, 2014. This increase was offset by the weighted average cost of total interest-bearing liabilities decreasing 2 basis points to 0.91% for the three months ended June 30, 2015 compared to 0.93% for the three months ended June 30, 2014.

Interest expense on interest-bearing deposits increased $2.0 million, or 14.2% to $16.4 million for the three months ended June 30, 2015 from $14.4 million for the three months ended June 30, 2014. This increase is attributed to the average balance of total interest-bearing deposits increasing $1.25 billion, or 12.5% to $11.19 billion for the three months ended June 30, 2015 from $9.95 billion for the three months ended June 30, 2014. In addition, the weighted average cost of interest-bearing deposits increased by 1 basis point to 0.59% for the three months ended June 30, 2015 from 0.58% for the three months ended June 30, 2014.

Interest expense on borrowed funds increased by $1.6 million, or 10.8%, to $16.5 million for the three months ended June 30, 2015 from $14.9 million for the three months ended June 30, 2014. The average balance of borrowed funds increased $779.7 million or 30.0%, to $3.38 billion for the three months ended June 30, 2015 from $2.60 billion for the three months ended June 30, 2014. This increase was offset by a decrease to the weighted average cost of borrowings to 1.96% for the three months ended June 30, 2015 from 2.30% for the three months ended June 30, 2014.

Total interest expense increased by $4.9 million, or 8.4%, to $63.7 million for the six months ended June 30, 2015 from $58.8 million for the six months ended June 30, 2014. This increase is attributed to the average balance of total interest-bearing liabilities increasing by $1.21 billion, or 9.3%, to $14.20 billion for the six months ended June 30, 2015 from $12.99 billion for the six months ended June 30, 2014. The weighted average cost of total interest-bearing liabilities remained flat at 0.90% for the six months ended June 30, 2015 and June 30, 2014.

Interest expense on interest-bearing deposits increased $3.7 million, or 12.8%, to $32.4 million for the six months ended June 30, 2015 from $28.8 million for the six months ended June 30, 2014. This increase is attributed to the average balance of total interest-bearing deposits increasing $1.10 billion, or 11.0% to $11.11 billion for the six months ended June 30, 2015 from $10.02 billion for the six months ended June 30, 2014. In addition, the average cost of interest-bearing deposits increased 1 basis point to 0.58% for the six months ended June 30, 2015 from 0.57% for the six months ended June 30, 2014.

Interest expense on borrowed funds increased by $1.2 million, or 4.1%, to $31.2 million for the the six months ended June 30, 2015 from $30.0 million for the six months ended June 30, 2014. The average balance of borrowed funds increased $112.8 million or 3.8%, to $3.09 billion for the six months ended June 30, 2015 from $2.98 billion for the six months ended June 30, 2014. The weighted average cost of borrowings remained at 2.02% for the six months ended June 30, 2015 and June 30, 2014.

Net Interest Income

Net interest income increased by $13.8 million, or 10.2%, to $148.6 million for the three months ended June 30, 2015 from $134.8 million for the three months ended June 30, 2014. The increase was primarily due to the average balance of interest earning assets increasing $2.50 billion to $18.92 billion at June 30, 2015 compared to $16.42 billion at June 30, 2014. This was partially offset by the average balance of our interest bearing liabilities increasing $2.02 billion to $14.57 billion at June 30, 2015 compared to $12.55 billion at June 30, 2014. In addition, the weighted average yield on our interest-earning assets decreased 16 basis points to 3.84% for the three months ended June 30, 2015 from 4.00% for the three months ended June 30, 2014. The net interest spread decreased by 13 basis points to 2.93% for the three months ended June 30, 2015 from 3.07% for the three months ended June 30, 2014 as the weighted average yield on interest earning assets declined 16 basis points and the weighted average cost of interest bearing liabilities decreased 3 basis points.

Net interest income increased by $29.0 million, or 11.0%, to $293.0 million for the six months ended June 30, 2015 from $264.0 million for the six months ended June 30, 2014. The increase was primarily due to the average balance of interest earning assets increasing $2.65 billion to $18.54 billion at June 30, 2015 compared to $15.89 billion at June 30, 2014. This was partially offset by the average balance of our interest bearing liabilities increasing $1.21 billion to $14.20 billion at June 30, 2015 compared to $12.99 billion at June 30,

2014, as well as the weighted average yield on our interest-earning assets decreasing 21 basis points to 3.85% for the six months ended June 30, 2015 from 4.06% for the six months ended June 30, 2014. The net interest spread decreased by 21 basis points to 2.95% for the six months ended June 30, 2015 from 3.16% for the six months ended June 30, 2014 as the weighted average yield on interest earning assets declined 21 basis points as cost of interest bearing liabilities remained flat.

Non-Interest Income

Total non-interest income increased by $1.4 million, or 13.9% to $11.6 million for the three months ended June 30, 2015 from $10.2 million for the three months ended June 30, 2014. The increase is mainly attributed to the gain on loan transactions increasing $1.8 million primarily as a result of loan sales through our mortgage subsidiary as well as the Bank. Other income increased $538,000 attributable to income on non-deposit investment products. These increases were partially offset by a decrease in fees and service charges of $747,000 for the three months ended June 30, 2015.

Total non-interest income decreased by $2.0 million, or 9.0% to $20.1 million for the six months ended June 30, 2015 from $22.1 million for the six months ended June 30, 2014. The reduction is mainly attributed to decrease in fees and service charges and a decrease in other income and gain on securities transactions of $1.6 million, $1.2 million and $555,000, respectively, for the six months ended June 30, 2015. Included in other income for the six months ended June 30, 2014 is a bargain purchase gain of $1.5 million, net of tax, relating to the acquisition of Gateway Community Financial Corp, the federally-chartered holding company for GCF Bank ("Gateway"), which was completed in January 2014. These decreases were partially offset by an increase in the gain on loan transactions to $4.3 million for the six months ended June 30, 2015 compared to $2.9 million for the six months ended June 30, 2014 as a result of loan sales through our mortgage subsidiary.

Non-Interest Expenses

Total non-interest expenses decreased by $32.3 million, or 28.8%, to $79.8 million for the three months ended June 30, 2015 from $112.2 million for the three months ended June 30, 2014. Compensation and fringe benefits decreased $7.9 million for the three months ended June 30, 2015. For the 2014 period, compensation expense includes a charge of $13.0 million related to the accelerated vesting of all stock option and restricted stock awards upon the completion of the second step capital offering in May 2014. Absent the acceleration, compensation and fringe benefits increased $5.1 million as a result of staff additions to support our continued growth as well as normal merit increases. Contribution to charitable foundation represents the Company's contribution of $20.0 million to the Investors Charitable Foundation in conjunction with the second step capital offering in May 2014. Data processing service fees decreased $1.8 million for the three months ended June 30, 2015 to $5.3 million. Included in the three months ended June 30, 2014 was $750,000 of one time items related to acquisitions. FDIC insurance premium decreased $1.6 million for the three months ended June 30, 2015 due to the continued improvement in asset quality and additional capital raised in the second step offering.

Total non-interest expenses decreased by $32.6 million, or 17.2%, to $156.7 million for the six months ended June 30, 2015 from $189.4 million for the six months ended June 30, 2014. Compensation and fringe benefits decreased $4.4 million for the six months ended June 30, 2015. The 2014 period includes $13.0 million in May 2014 related to the accelerated vesting of all stock option and restricted stock awards upon the completion of the second step capital offering. During the 2015 period compensation and fringe benefits increased $8.7 million related to staff additions to support our continued growth, and recent acquisitions, as well as normal merit increases. Contribution to charitable foundation represents the Company's contribution of $20.0 million to the Investors Charitable Foundation in conjunction with the second step capital offering in 2014. FDIC insurance premium decreased $4.2 million for the six months ended June 30, 2015 due to the continued improvement in asset quality and additional capital raised in the second step offering. Data processing service fees decreased $2.5 million for the six months ended June 30, 2015 to $10.8 million. Included in the six months ended June 30, 2014 was $1.3 million of one time items related to acquisitions.

Income Taxes

Income tax expense was $26.9 million for the three months ended June 30, 2015, representing a 36.75% effective tax rate compared to income tax expense of $9.6 million for the three months ended June 30, 2014 representing a 38.72% effective tax rate.

Income tax expense was $52.1 million for the six months ended June 30, 2015, representing a 37.09% effective tax rate compared to income tax expense of $30.1 million for the six months ended June 30, 2014 representing a 38.63% effective tax rate.

In April 2015, New York City changed their tax law to conform with that of New York State. As a result, the Company analyzed the impact of this change relative to its deferred tax positions. Based on that analysis, the Company revalued the deferred tax asset and applied the new adjusted tax rate for 2015 in the current period. This analysis resulted in a net tax benefit of $1.2 million. This change will result in the Company's effective tax rate increasing in future periods.

Provision for Loan Losses

Our provision for loan losses was $7.0 million for the three months ended June 30, 2015 compared to $8.0 million for the three months ended June 30, 2014. For the three months ended June 30, 2015, net charge-offs were $1.2 million compared to $2.6 million for the three months ended June 30, 2014. For the six months ended June 30, 2015, our provision for loan losses was $16.0 million compared to $17.0 million for the six months ended June 30, 2014. For the six months ended June 30, 2015, net charge-offs were $2.3 million compared to $4.9 million for the six months ended June 30, 2014. Our provision for the three and six months ended June 30, 2015 is primarily a result of continued organic growth in the loan portfolio, specifically the multi-family, commercial real estate and commercial and industrial portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending; and the level of non-performing loans.

Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the Company's acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank. The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	June 30, 2015		March 31, 2015		December 31, 2014		September 30, 2014		June 30, 2014
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	105	$21.5	128	$24.4	127	$23.4	113	$23.5	97	$22.9
Construction	—	—	—	—	—	—	1	0.2	—	—
Multi-family	—	—	14	34.3	1	0.7	6	35.7	5	12.8
Commercial real estate	5	1.4	19	39.4	11	6.6	16	5.3	16	12.1
Commercial and industrial	3	2.2	8	6.2	4	0.8	5	2.2	7	3.6
Total 30 to 59 days past due	113	$25.1	169	$104.3	143	$31.5	141	$66.9	125	$51.4
60 to 89 days past due:
Residential and consumer	60	12.2	49	8.4	53	8.7	48	10.6	50	10.0
Construction	—	—	—	—	—	—	1	1.3	—	—
Multi-family	—	—	2	12.1	1	0.2	2	13.0	—	—
Commercial real estate	3	0.7	5	1.9	4	0.8	3	0.4	11	2.5
Commercial and industrial	—	—	4	5.7	2	0.4	3	0.5	6	1.4
Total 60 to 89 days past due	63	12.9	60	28.1	60	10.1	57	25.8	67	13.9
Total accruing past due loans	176	$38.0	229	$132.4	203	$41.6	198	$92.7	192	$65.3
Non-accrual:
Residential and consumer	422	86.6	423	88.0	406	84.2	383	85.9	361	79.7
Construction	3	0.9	7	4.3	7	4.4	6	12.8	6	13.0
Multi-family	6	4.1	5	3.9	2	3.0	1	1.9	1	1.9
Commercial real estate	36	12.9	35	11.6	36	13.9	29	14.6	26	12.6
Commercial and industrial	7	2.2	8	2.3	11	2.9	4	0.8	10	1.4
Total non-accrual loans	474	$106.7	478	$110.1	462	$108.4	423	$116.0	404	$108.6
Accruing troubled debt restructured loans	48	$29.6	50	$31.5	55	$35.6	55	$35.2	51	$32.3
Non-accrual loans to total loans		0.68%		0.70%		0.72%		0.81%		0.78%
Allowance for loan loss as a percent of non-accrual loans		200.51%		189.02%		184.83%		164.68%		171.33%
Allowance for loan losses as a percent of total loans		1.36%		1.33%		1.33%		1.33%		1.34%

Total non-accrual loans decreased to $106.7 million at June 30, 2015 compared to $108.4 million at December 31, 2014. We continue to diligently resolve our troubled loans, however it takes a long period of time to resolve residential credits in our lending area. At June 30, 2015, our allowance for loan loss as a percent of total loans is 1.36%. At June 30, 2015, there were $47.3 million of loans deemed as troubled debt restructurings, of which $24.5 million were residential and consumer loans, $18.4 million were commercial real estate loans, $2.4 million were construction loans, $0.8 million were multi-family loans and $1.2 million were commercial and industrial loans. Troubled debt restructured loans in the amount of $29.6 million were classified as accruing and $17.7 million were classified as non-accrual at June 30, 2015.

The allowance for loan losses increased by $13.7 million to $214.0 million at June 30, 2015 from $200.3 million at December 31, 2014. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending and commercial and industrial loans. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area.

Balance Sheet Summary

Total assets increased by $1.26 billion, or 6.7%, to $20.04 billion at June 30, 2015 from $18.77 billion at December 31, 2014. Net loans, including loans held for sale, increased $944.4 million to $15.84 billion at June 30, 2015, while securities increased by $274.9 million, or 10.0%, to $3.04 billion at June 30, 2015 from $2.76 billion at December 31, 2014.

Net loans, including loans held for sale, increased by $944.4 million, or 6.3%, to $15.84 billion at June 30, 2015 from $14.89 billion at December 31, 2014. At June 30, 2015, total loans were $15.71 billion which included $5.68 billion in multi-family loans, $5.19 billion in residential loans, $3.40 billion in commercial real estate loans, $777.3 million in commercial and industrial loans, $461.7 million in consumer and other loans and $191.2 million in construction loans. For the six months ended June 30, 2015, we originated $1.09 billion in multi-family loans, $429.2 million in commercial real estate loans, $309.5 million in commercial and industrial loans, $98.0 million in consumer and other loans and $18.7 million in construction loans. This increase in loans reflects our continued focus on generating multi-family loans, commercial real estate loans and commercial and industrial loans, which was partially offset by pay downs and payoffs of loans. Our loans are primarily on properties and businesses located in New Jersey and New York.

In addition to the loans originated for our portfolio, our mortgage subsidiary, Investors Home Mortgage Co., originated $131.8 million for the six months ended June 30, 2015 in residential mortgage loans that were for sale to third party investors. Included in loans held for sale at June 30, 2015 were $347.3 million of residential loans which the Bank was committed to sell.

Securities, in the aggregate, increased by $274.9 million, or 10.0%, to $3.04 billion at June 30, 2015 from $2.76 billion at December 31, 2014. This increase was a result of purchases partially offset by paydowns.

Deposits increased by $700.5 million, or 5.8%, from $12.17 billion at December 31, 2014 to $12.87 billion at June 30, 2015. Certificates of Deposit increased $582.1 million to $3.15 billion at June 30, 2015 from $2.57 billion at December 31, 2014 . Core deposits represent approximately 76% of our total deposit portfolio.

Borrowed funds increased by $680.0 million, or 24.6%, to $3.45 billion at June 30, 2015 from $2.77 billion at December 31, 2014 to help fund the continued growth of the loan portfolio.

Stockholders' equity decreased by $169.4 million to $3.41 billion at June 30, 2015 from $3.58 billion at December 31, 2014. The decrease is primarily attributed to the repurchase of 17.9 million shares of common stock for $215.1 million as well as cash dividends of $0.15 per share totaling $53.2 million for the six months ended June 30, 2015. These decreases are offset by an increase related to net income of $88.3 million for the six months ended June 30, 2015.
About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of June 30, 2015 operates from its corporate headquarters in Short Hills, New Jersey and 136 offices located throughout New Jersey and New York.

Earnings Conference Call July 31, 2015 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call on Friday, July 31, 2015 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.
Conference Call Pre-registration link: : http://dpregister.com/10068476

A telephone replay will be available beginning on on July 31, 2015 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on October 31, 2015. The replay number is (877) 344-7529 password 10068476. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our the " Risk Factors" disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

(1) Please refer to the Non GAAP Reconciliation for details pertaining to adjustments.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
June 30, 2015 and December 31, 2014

	June 30, 2015	December 31, 2014
	(unaudited)
Assets	(In thousands)

Cash and cash equivalents	$228,967	230,961
Securities available-for-sale, at estimated fair value	1,276,766	1,197,924
Securities held-to-maturity, net (estimated fair value of $1,812,785 and $1,609,365 at June 30, 2015 and December 31, 2014, respectively)	1,760,558	1,564,479
Loans receivable, net	15,475,787	14,887,570
Loans held-for-sale	363,048	6,868
Federal Home Loan Bank stock	186,412	151,287
Accrued interest receivable	57,817	55,267
Other real estate owned	9,212	7,839
Office properties and equipment, net	167,588	160,899
Net deferred tax asset	239,411	231,898
Bank owned life insurance	157,215	161,609
Goodwill and intangible assets	105,263	106,705
Other assets	9,372	10,333
Total Assets	$20,037,416	18,773,639
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$12,872,829	12,172,326
Borrowed funds	3,446,121	2,766,104
Advance payments by borrowers for taxes and insurance	86,643	69,893
Other liabilities	223,369	187,461
Total liabilities	16,628,962	15,195,784
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 359,070,852 issued and 347,752,205 outstanding at June 30, 2015; 359,070,852 issued and 358,012,895 outstanding at December 31, 2014	3,591	3,591
Additional paid-in capital	2,775,479	2,863,108
Retained earnings	877,211	836,639
Treasury stock, at cost; 11,318,647 shares at June 30, 2015; 1,057,957 shares at December 31, 2014	(136,872)	(11,131)
Unallocated common stock held by the employee stock ownership plan	(89,580)	(91,948)
Accumulated other comprehensive loss	(21,375)	(22,404)
Total stockholders' equity	3,408,454	3,577,855
Total liabilities and stockholders' equity	$20,037,416	18,773,639

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statement of Income
(unaudited)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$165,515	149,531	324,567	295,501
Securities:
Government-sponsored enterprise obligations	12	12	23	24
Mortgage-backed securities	13,385	10,992	26,202	20,105
Equity	24	21	48	65
Municipal bonds and other debt	1,024	1,548	2,616	2,802
Interest-bearing deposits	27	274	56	309
Federal Home Loan Bank stock	1,542	1,711	3,176	3,908
Total interest and dividend income	181,529	164,089	356,688	322,714
Interest expense:
Deposits	16,429	14,385	32,448	28,757
Borrowed funds	16,548	14,941	31,247	30,004
Total interest expense	32,977	29,326	63,695	58,761
Net interest income	148,552	134,763	292,993	263,953
Provision for loan losses	7,000	8,000	16,000	17,000
Net interest income after provision for loan losses	141,552	126,763	276,993	246,953
Non-interest income
Fees and service charges	4,578	5,325	8,602	10,157
Income on bank owned life insurance	975	1,034	2,012	1,965
Gain on loan transactions, net	3,104	1,263	4,323	2,909
Gain on securities transactions	42	108	84	639
Gain on sales of other real estate owned, net	238	333	310	464
Other income	2,648	2,110	4,787	5,981
Total non-interest income	11,585	10,173	20,118	22,115
Non-interest expense
Compensation and fringe benefits	45,344	53,213	88,676	93,029
Advertising and promotional expense	2,737	3,385	5,272	5,954
Office occupancy and equipment expense	11,996	12,232	24,542	24,983
Federal insurance premiums	2,400	4,000	4,600	8,800
Stationery, printing, supplies and telephone	786	1,183	1,637	2,396
Professional fees	4,442	3,774	7,713	7,564
Data processing service fees	5,346	7,141	10,796	13,305
Contribution to charitable foundation	—	20,000	—	20,000
Other operating expenses	6,785	7,226	13,508	13,322
Total non-interest expenses	79,836	112,154	156,744	189,353
Income before income tax expense	73,301	24,782	140,367	79,715
Income tax expense	26,939	9,596	52,058	30,111
Net income	$46,362	15,186	88,309	49,604
Basic and diluted earnings per share	$0.14	$0.04	$0.26	$0.14

Weighted average shares outstanding:
Basic	333,277,572	344,455,224	338,727,198	345,003,202
Diluted	336,452,548	347,980,539	341,869,777	349,116,256

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	June 30, 2015			June 30, 2014
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$197,031	27	0.05%	$589,563	274	0.19%
Securities available-for-sale	1,236,575	5,573	1.80%	921,620	4,478	1.94%
Securities held-to-maturity	1,660,688	8,872	2.14%	1,273,410	8,095	2.54%
Net loans	15,642,670	165,515	4.23%	13,489,800	149,531	4.43%
Federal Home Loan Bank stock	183,116	1,542	3.37%	149,788	1,711	4.57%
Total interest-earning assets	18,920,080	181,529	3.84%	16,424,181	164,089	4.00%
Non-interest earning assets	767,913			720,803
Total assets	$19,687,993			$17,144,984

Interest-bearing liabilities:
Savings	$2,283,388	1,608	0.28%	$2,222,746	1,664	0.30%
Interest-bearing checking	2,716,780	2,421	0.36%	2,262,603	2,094	0.37%
Money market accounts	3,506,441	5,793	0.66%	2,160,119	2,823	0.52%
Certificates of deposit	2,685,177	6,607	0.98%	3,301,027	7,804	0.95%
Total interest bearing deposits	11,191,786	16,429	0.59%	9,946,495	14,385	0.58%
Borrowed funds	3,379,440	16,548	1.96%	2,599,744	14,941	2.30%
Total interest-bearing liabilities	14,571,226	32,977	0.91%	12,546,239	29,326	0.93%
Non-interest bearing liabilities	1,648,753			1,923,141
Total liabilities	16,219,979			14,469,380
Stockholders' equity	3,468,014			2,675,604
Total liabilities and stockholders' equity	$19,687,993			$17,144,984

Net interest income		$148,552			$134,763

Net interest rate spread			2.93%			3.07%

Net interest earning assets	$4,348,854			$3,877,942

Net interest margin			3.14%			3.28%

Ratio of interest-earning assets to total interest-bearing liabilities	1.30	X		1.31	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For the Six Months Ended
	June 30, 2015			June 30, 2014
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$192,693	56	0.06%	$400,528	309	0.15%
Securities available-for-sale	1,216,819	10,916	1.79%	847,166	8,539	2.02%
Securities held-to-maturity	1,616,366	17,973	2.22%	1,126,782	14,457	2.57%
Net loans	15,348,650	324,567	4.23%	13,355,535	295,501	4.43%
Federal Home Loan Bank stock	167,929	3,176	3.78%	163,795	3,908	4.77%
Total interest-earning assets	18,542,457	356,688	3.85%	15,893,806	322,714	4.06%
Non-interest earning assets	766,460			733,382
Total assets	$19,308,917			$16,627,188

Interest-bearing liabilities:
Savings	$2,325,314	3,294	0.28%	$2,241,784	3,320	0.30%
Interest-bearing checking	2,725,337	4,855	0.36%	2,291,449	3,910	0.34%
Money market accounts	3,470,721	11,936	0.69%	2,095,819	5,628	0.54%
Certificates of deposit	2,591,285	12,363	0.95%	3,386,598	15,899	0.94%
Total interest bearing deposits	11,112,657	32,448	0.58%	10,015,650	28,757	0.57%
Borrowed funds	3,088,673	31,247	2.02%	2,975,855	30,004	2.02%
Total interest-bearing liabilities	14,201,330	63,695	0.90%	12,991,505	58,761	0.90%
Non-interest bearing liabilities	1,571,200			1,604,634
Total liabilities	15,772,530			14,596,139
Stockholders' equity	3,536,387			2,031,049
Total liabilities and stockholders' equity	$19,308,917			$16,627,188

Net interest income		$292,993			$263,953

Net interest rate spread			2.95%			3.16%

Net interest earning assets	$4,341,127			$2,902,301

Net interest margin			3.16%			3.32%

Ratio of interest-earning assets to total interest-bearing liabilities	1.31	X		1.22	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	June 30,
	2015	2014

Return on average assets	0.94%	0.35%
Return on average equity	5.35%	2.27%
Return on average tangible equity	5.51%	2.37%
Interest rate spread	2.93%	3.07%
Net interest margin	3.14%	3.28%
Efficiency ratio	49.85%	77.38%
Efficiency ratio, adjusted (1)	49.85%	54.60%
Non-interest expense to average total assets	1.62%	2.62%
Average interest-earning assets to average interest-bearing liabilities	1.30	1.31

	For the Six Months Ended
	June 30,
	2015	2014

Return on average assets	0.91%	0.60%
Return on average equity	4.99%	4.88%
Return on average tangible equity	5.15%	5.16%
Interest rate spread	2.95%	3.16%
Net interest margin	3.16%	3.32%
Efficiency ratio	50.06%	66.19%
Efficiency ratio, adjusted (1)	50.06%	54.65%
Non-interest expense to average total assets	1.62%	2.28%
Average interest-earning assets to average interest-bearing liabilities	1.31	1.22

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	June 30, 2015	December 31, 2014

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.73%	0.81%
Non-performing loans as a percent of total loans	0.87%	0.95%
Allowance for loan losses as a percent of non-accrual loans	200.51%	184.83%
Allowance for loan losses as a percent of total loans	1.36%	1.33%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (2)	17.58%	18.26%

Tier 1 risk-based capital (to risk weighted assets) (2)	16.33%	17.01%
Tier 1 leverage (core) capital (to adjusted tangible assets) (2)	12.49%	12.79%
Equity to total assets (period end)	17.01%	19.06%
Average equity to average assets	18.31%	16.16%
Tangible capital (to tangible assets)	16.57%	18.60%
Book value per common share (1)	$10.20	$10.39
Tangible book value per common share (1)	$9.88	$10.08

Other Data:
Number of full service offices	136	132
Full time equivalent employees	1,816	1,682

(1) See Non GAAP Reconciliation.
(2) Ratios are for Investors Bank and do not include capital retained at the holding company level.

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)

	At the period ended
	June 30, 2015	December 31, 2014

Total stockholders' equity	$3,408,454	3,577,855
Goodwill and intangible assets	105,263	106,705
Tangible stockholders' equity	$3,303,191	3,471,150

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852
Treasury shares	(11,318,647)	(1,057,957)
Shares Outstanding	347,752,205	358,012,895
Unallocated ESOP shares	(13,500,394)	(13,737,243)
Book value shares	334,251,811	344,275,652

Book Value Per Share	$10.20	$ 10.39

Tangible Book Value per Share	$9.88	$ 10.08

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)

Net Income, Basic and Diluted EPS, as adjusted
	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014

Net Income	$46,362	15,186	$88,309	49,604

Compensation and fringe benefits (1)	—	13,013	—	13,013
Contribution to charitable foundation (2)	—	20,000	—	20,000
Total one time items	—	33,013	—	33,013
Effective tax rate	36.75%	38.72%	37.09%	38.63%
One time items, net tax	—	20,230	—	20,261

Tax adjustment (3)	(1,166)	—	(1,166)	—

Adjusted Net Income	$45,196	35,416	$87,143	69,865

Adjusted basic earnings per share	$0.14	$0.10	$0.26	$0.20
Adjusted diluted earnings per share	$0.13	$0.10	0.25	$0.20

Weighted average shares outstanding:
Basic	333,277,572	344,455,224	338,727,198	345,003,202
Diluted	336,452,548	347,980,539	341,869,777	349,116,256

Efficiency Ratio, as adjusted
	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Total non-interest expense	$79,837	$112,154	$156,745	$189,353
Net interest income	148,554	134,763	292,995	263,953
Total non-interest income	11,584	10,173	20,117	22,115

Efficiency Ratio	49.86%	77.38%	50.06%	66.19%

Compensation and fringe benefits (1)	—	13,013	—	13,013
Contribution to charitable foundation (2)	—	20,000	—	20,000
Adjusted Non-Interest Expense	$79,837	$79,141	$156,745	$156,340

Adjusted Efficiency Ratio	49.86%	54.60%	50.06%	54.65%

(1) Compensation expense includes a one time item related to the accelerated vesting of all stock option and restricted stock plans upon the completion of the second step capital transaction on May 7, 2014.

(2) Represents the Company's contribution of $20 million to the Investors Charitable Foundation upon the completion of its second step capital transaction, comprised of 1,000,000 shares of common stock and $10 million in cash.

(3) Represents tax benefit related to a second quarter change in New York city tax law